NSAR Item 77M


Pursuant to a plan of reorganization approved by the shareholders of the VC I Large Cap Growth Fund, on January 27, 2006, the VC I VALIC Ultra Fund acquired all of the assets and liabilities of VC I Large Cap Growth Fund. The details of the reorganization which was consummated on May 26, 2006 are set forth below.

All shares of the VC I Large Cap Growth Fund were exchanged, tax-free,for shares of VC I VALIC Ultra Fund. In conjunction with the reorganization, the VC I VALIC Ultra Fund is the surviving entity.

Net assets and unrealized appreciation (depreciation) as of the merger date were as follows:

Net assets of the VCI VALIC Ultra Fund prior to merger . . . .  $  2,328,483
Net assets of the VCI Large Cap Growth Fund prior to merger .   $311,876,091
Aggregate net assets of the VC I VALIC Ultra Fund following
acquisition  ...................................................$314,204,574
Unrealized appreciation (depreciation) in the VC I Large Cap
Growth Fund ..................................................  $ (1,590,970)

Pursuant to a plan of reorganization approved by the shareholders of the
VC I Growth Fund,on August 26, 2004, the VC I Blue Chip Growth Fund acquired
all of the assets and 	liabilities of the VC I Growth Fund. The details of
the reorganization which was consummated on August 27, 2004 are set forth below.

All shares of the VC I Growth Fund were exchanged, tax-free, for shares of VC I Blue Chip Growth Fund. In conjunction with the reorganization, the VC I Blue Chip Growth Fund is the surviving entity.

Net assets and unrealized appreciation (depreciation) as of the merger date were as follows:

Net assets of the VC I Blue Chip Growth Fund prior to merger .....$40,399,584
Net assets of the VC I Growth Fund prior to merger ........... .. $ 3,787,688
Aggregate net assets of the VC I Blue Chip Growth Fund following
acquisition ...................................................   $44,178,272
Unrealized appreciation (depreciation) in the Growth Fund ........$   207,846